Exhibit 10.10c
BIGBAND NETWORKS, INC.
TRANSITION SERVICES AGREEMENT
          This Transition Services Agreement (the “Agreement”) is effective as of March 4, 2010 (the “Effective Date”) into by and between BigBand Networks, Inc., having a principal place of business at 475 Broadway Street, Redwood City, California 94063 (the “Company”) and David Heard (“Mr. Heard”, and collectively with the Company, the “Parties”).
          WHEREAS, the Company has employed Mr. Heard since February 22, 2007; and
          WHEREAS, the Parties have agreed to terminate his employment with the Company on March 4, 2010 (the “Termination Date”); and
          WHEREAS, Mr. Heard and the Company desire to provide for a smooth transition of the services currently provided by Mr. Heard to another person;
          NOW THEREFORE, in consideration of the foregoing, the Parties agree as follows:
     1. Release Agreement. In consideration of the benefits conferred pursuant to Section 2 hereof, on the Effective Date, Mr. Heard shall execute a release agreement substantially in the form attached hereto as Exhibit A.
     2. Consulting Services.
          2.1 Scope of Work. Following the Effective Date until termination of this Agreement by either Party (the “Consulting Period”), Mr. Heard will provide transitional consulting services (the “Services”) to the Company as designated by Amir Bassan-Eskenazi, including making himself available to the Company for no more than 20 hours per week. Mr. Heard shall use his reasonable efforts to perform any such services in a professional and workman-like manner.
          Amount. During the Consulting Period, the Company shall pay Mr. Heard a retainer of $5,000 per month, plus Mr. Heard shall continue to be a ‘service provider’ under the Company’s stock incentive plans and all options granted to Mr. Heard shall continue to vest during the Consulting Period. Mr. Heard shall be solely liable for any federal, state, or local withholding, or other payroll taxes relating to performance of the Services under this Section 2. Mr. Heard shall be reimbursed for all reasonable travel expenses incurred in the performance of the Services hereunder to the extent such expense has been authorized by the Company’s chief executive officer in advance.
          2.3 Independence. From and after the Termination Date through the end of the consulting under this Agreement, Mr. Heard’s relationship with the Company will be that of an independent contractor and not that of an employee. Mr. Heard shall have control over the method, manner, and means of the performance of Services, subject to the express provisions of this Agreement. Mr. Heard will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Mr. Heard for taxes, all of which will be Mr. Heard’s responsibility. Mr. Heard will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.
     3. Term and Termination.

          3.1 Term. Mr. Heard shall serve as a consultant to the Company commencing on the Effective Date and terminating on June 30, 2010, unless terminated earlier pursuant to Section 3.2 hereof.
          3.2 Termination. After the Effective Date, either party may terminate this Agreement at any time on 10 days’ written notice, in which case Mr. Heard shall be entitled to compensation for Services performed under this Agreement prior to the effective date of such termination; provided however, that no such termination shall occur so long as Mr. Heard takes no action or communication unless such action or communication was directed or authorized by the Company’s chief executive officer. Mr. Heard’s obligations relating to confidentiality pursuant to Section 5 hereof shall survive termination of this Agreement.
     4. Consulting or Other Services for Competitors. Mr. Heard represents and warrants that he will not, during the term of this Agreement, perform any consulting or other services for any company, person or entity whose business or proposed business in any way involves products or services that could reasonably be determined to be competitive with the products or services or proposed products or services of the Company.
     5. Confidentiality. Mr. Heard understands that the Company possesses and will possess Confidential Information that is important to its business and may disclose information in the course of this Agreement that is considered to be trade secrets, highly confidential, or sensitive. As a result, during the term of this Agreement, Mr. Heard hereby agrees that, during the term of this Agreement and the performance of Services under Section 2 hereof, he will continue to be bound by and acquit himself in accordance with that certain At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement between the Company and himself dated February 23, 2007 (“Proprietary Rights Agreement”), a copy of which is attached hereto as Exhibit B, including, but not limited to, the non-competition and non-solicitation provisions thereof.
     6. Miscellaneous.
          6.1 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of both parties.
          6.2 Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.
          6.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth above or as subsequently modified by written notice.
          6.4 Choice of Law. The laws of the Commonwealth of Massachusetts shall govern the validity, interpretation, construction and performance of this Agreement, without giving effect to the principles of conflict of laws.
          6.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement, the balance of the Agreement shall be interpreted as if such provision were so excluded and the balance of the Agreement shall be enforceable in accordance with its terms.

          6.6 Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement, excluding Sections 5 hereof, will be finally settled by binding arbitration in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules; the party deemed by the arbitrator to have lost the arbitration shall be responsible for all expenses of such arbitration. The arbitrator shall apply Massachusetts law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.
The parties have executed this Agreement on March 4, 2010.

BigBand Networks, Inc.		David Heard

By:	/s/ Rob Horton	/s/ David Heard

Name:	Rob Horton

Title:	Sr. VP and General Counsel

EXHIBIT A
CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
     1. David Heard (“Employee”) and BigBand Networks, Inc., a Delaware corporation (“BigBand”), entered into an offer letter dated February 22, 2007 (the “Employment Agreement”). Employee’s last day of employment with BigBand is March 4, 2010 (the “Separation Date”). Accordingly, Employee and BigBand, intending to be legally bound hereby, agree as set forth in this Confidential Separation Agreement and General Release of Claims (the “Agreement”). This Agreement will become effective on the eighth day after it is signed by Employee (the “Effective Date”), provided that Employee has not revoked this Agreement (by written notice to BigBand’s General Counsel or a similarly situated executive officer of BigBand) prior to that date.
     2. In exchange for the release of the claims provided for herein, BigBand will provide Employee with:
a)	a lump sum severance payment of $142,500.04, less applicable taxes and other withholdings as determined by BigBand’s payroll department; such severance payment will be made to Employee within five business days after the Effective Date;
b)	the premiums necessary to continue the group health insurance coverages (medical, vision and dental, but not disability or life) for Employee and his dependents through the earlier of (i) March 31, 2011, if Employee timely elects to continue such coverages under federal COBRA law (it being understood that such payments will be made to the BigBand’s health insurance provider), or (ii) the date on which Employee first becomes enrolled in a new group health insurance program with another employer; and
c)	up to three months of outplacement services. In order to initiate and utilize this service Employee must contact his local HR representative.
     Consistent with BigBand’s practice, Employee will receive his final paycheck (including payment for any accrued but unused vacation) on the last day of employment. Employee acknowledges and agrees that, except for consideration outlined in this Section 2, BigBand has paid to Employee on the Separation Date all compensation, including, but not limited to, any and all wages, commissions, bonuses, and accrued but unused vacation, that Employee earned during his employment with BigBand until and including the Separation Date. Employee further acknowledges and agrees that he will cease to accrue vacation as of the Separation Date. The Employment Agreement is hereby terminated and is of no further force or effect, and Employee shall not be entitled to any further monetary payments, other remuneration or other benefits of any kind, including, but not limited to, any stock option grants, stock option vesting or other equity-based compensation from BigBand or from any other person or entity that acts or has acted on BigBand’s behalf, other than (i) as expressly set forth in this Section 2 or (ii) as outlined in that certain Transition Services Agreement dated March 4, 2010.
     3. Employee agrees that, within ten (10) days after the Separation Date, he will submit his final documented expense reimbursement statement reflecting all business expenses he incurred through the Separation Date, if any, for which he seeks reimbursement. BigBand will reimburse Employee for these expenses pursuant to its regular business practices.
     4. With respect to any stock options previously granted to Employee by BigBand, except as modified by Section 2 hereof, those options will (i) cease vesting on the date that Employee is no longer deemed a ‘service provider’ under the BigBand’s stock incentive plans and (ii) continue to be subject to and governed by the terms and conditions of any applicable stock option agreements between Employee and BigBand, and the governing stock option plans.
     5. In exchange for the benefits under this Agreement to which Employee is not otherwise entitled, Employee, for himself and his respective legal successors and assigns, forever releases, discharges and acquits BigBand and its respective current and former parent companies and predecessors, and each of its and their respective divisions, subsidiaries, shareholders, officers, directors, current and former employees, insurers, attorneys, accountants, agents, affiliates, legal successors and assigns (collectively the “Released Parties”), from any and all claims, demands, damages, debts, liabilities, actions and causes of action (collectively, “Claims”) of every kind and nature whatsoever, whether now known or unknown, which Employee now has, or ever had, against any of those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Employee signs this Agreement, including, without limitation, (i) all claims related to his employment with BigBand or the termination of that employment; (ii) any contract or tort claims, including, without limitation, claims for breach of contract, breach of the implied covenant of good faith and fair dealing, wrongful termination, retaliation, fraud, defamation or infliction of emotional distress; and (iii) any claims for national origin, race, sex, age, sexual orientation, medical condition, disability, or other discrimination or harassment arising under the California Fair Employment and Housing Act (as amended), the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act (as amended) (“ADEA”), the Americans With Disabilities Act, or any other law or statute (all of which are hereinafter referred to as and included within the “Released Matters”).
     6. Employee agrees to return to BigBand, not later than the Separation Date, all BigBand documents (and all copies thereof) and other BigBand property that Employee has had in his possession at any time, including, without limitation, BigBand files, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information, and tangible property (including, without limitation, company-issued laptop computer, credit cards, entry cards, identification badges and keys), and any materials of any kind that contain or embody any proprietary or confidential information of BigBand (and all reproductions thereof in whole or in part).
     7. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO THE CONFLICTS OR CHOICE OF LAW RULES OF SUCH STATE OR OF ANY OTHER JURISDICTION.
     8. This Agreement shall inure to the benefit of the successors of BigBand and shall be binding upon the Employee, his heirs, executors, administrators and successors.
     9. Notwithstanding the termination of the Employment Agreement, Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement between BigBand and Employee dated February 23, 2007 (“Proprietary Rights Agreement”).
     10. Employee further agrees that he will not, at any time in the future, (i) make any statements to any person who is not an affiliate of BigBand that could reasonably be deemed to be disparaging with respect to any of the Released Parties or any products or services developed, marketed or sold by BigBand or any subsidiary or affiliate of BigBand, or (ii) participated in tortuous interference with the contracts and relationships of BigBand.

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     11. Employee agrees that for a period of one (1) year following the Separation Date, he will not, without the prior written consent of BigBand, on behalf of himself or any other person or entity, directly or indirectly, encourage or solicit any employee of BigBand or any of its subsidiaries or affiliates to terminate his or his employment with BigBand or any of its subsidiaries or affiliates.
     12. Employee agrees that he will not voluntarily provide assistance, information or advice of any kind, directly or indirectly (including through agents or attorneys), to any person or entity in connection with such person or entity’s assertion of any claim or cause of action of any kind, in court, arbitration or otherwise, against any of the Released Parties, and he shall not suggest, induce or encourage any person or entity to do so. The foregoing sentence shall not prohibit Employee from testifying truthfully under subpoena or providing other assistance under compulsion of law.
     13. Employee hereby agrees to direct all inquiries, demands, requests for information or other communications regarding this Agreement to the General Counsel of BigBand Networks, Inc. Employee shall not contact any employee of BigBand other than the individual listed above with regard to the contents hereof or any other request for information or cooperation.
     14. Employee agrees to respond to BigBand’s reasonable requests in connection with any existing or future litigation, arbitrations, mediations, claims or investigations brought by or against or involving BigBand or any of its affiliates, agents, officers, directors or employees, whether internal, administrative, civil or criminal in nature, in which BigBand reasonably deems Employee’s cooperation necessary or useful. In such matters, Employee agrees to provide BigBand with advice, assistance and/or information, including explaining matters of a factual nature, providing sworn statements, participating in discovery and trial preparation, and giving testimony. Employee also agrees to promptly send BigBand copies of all correspondence and documents (for example, but not limited to, subpoenas) Employee receives in connection with any such legal proceeding or other matters related to BigBand. Employee further agrees to act in good faith to furnish the information and cooperation required by this paragraph. BigBand will act in good faith so that the requirement to furnish such information and cooperation does not create an undue hardship for Employee.
     15. In the event of any dispute or claim relating to or arising out of Employee’s employment relationship with BigBand, this Agreement, or the termination of Employee’s employment with BigBand, Employee and BigBand agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by a single arbitrator in Boston, Massachusetts, and further agreed that the party deemed by the arbitrator to have lost the arbitration shall be responsible for all expenses of such arbitration. Employee and BigBand hereby knowingly and willingly waive their respective rights to have any such disputes or claims tried to a judge or jury. Notwithstanding the foregoing provisions of this Section 15, Employee covenants and agrees not to assert any Claims against the Released Parties, in any forum or proceeding, which Employee has released pursuant to Section 5 above.
     16. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, promises, representations and warranties, both written and oral, except for the Proprietary Rights Agreement between BigBand and Employee and any stock option agreements between Employee and BigBand. To the extent that provisions of this Agreement conflict with any other agreement between Employee and BigBand, the provisions of this Agreement shall govern. This Agreement may not be modified or amended, except by a document signed by a duly authorized executive officer of BigBand and Employee.

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     17. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of the Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.
     18. EMPLOYEE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST BIGBAND RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE PAYMENT PROVIDED FOR IN SECTION 2.

Dated: March 4, 2010	BIGBAND NETWORKS, INC.
	By:	/s/ Rob Horton
Rob Horton, General Counsel

Dated: March 4, 2010	EMPLOYEE
/s/ David Heard
David Heard

Exhibit B
Proprietary Rights Agreement